February 28, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (601) 268-8904

Donna T. Rutland
Senior VP and Chief Financial Officer
The First Bancshares, Inc.
6480 U.S. Hwy. 98 West
Hattiesburg, MS  39402

Re:	The First Bancshares, Inc.
	Form 10-KSB for Fiscal Year Ended December 31, 2004
	Forms 10-QSB for Fiscal Quarters Ended
	March 31, 2005, June 30, 2005 and September 30, 2005
      File No. 33-94288

Dear Ms. Rutland:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


								Sincerely,



	                        					John P. Nolan
								Accounting Branch Chief